Exhibit 99.1

Conn’s, Inc. Reports Status of Business after Hurricanes Gustav and Ike

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today reported on the status of the Company after Hurricanes Gustav and Ike. As previously reported, in advance of the storms the Company evacuated its corporate headquarters and closed stores in the areas affected by Hurricane Gustav, which made landfall on September 1, 2008, and again for Hurricane Ike, which made landfall on September 13, 2008.

All of the Company’s stores have been open for business since September 25, 2008, and as of September 22, 2008, the Company had completed the return to its corporate headquarters of all employees previously evacuated to its business continuity sites. As a result of the two hurricanes, the Company lost 144 store-days between August 31, 2008, and September 24, 2008. While the Company’s collection operations and its customers were disrupted as a result of the hurricanes, which will impact credit portfolio performance for a period of time, the Company believes it is well-positioned relative to the servicing of the credit portfolio after Hurricane Ike due to the addition of the San Antonio collection center, which was opened last year, and the fact that the staffing of the collection team is greater than the pre-hurricane levels, which was not the case after Hurricane Rita. The Company will provide more detailed information and analysis about these events and their impact on its earnings guidance in its earnings release and during its conference call for the quarter ended October 31, 2008, scheduled for November 26, 2008.

“Our employees responded to the challenge presented by the storms,” commented Thomas J. Frank, Sr., the Company’s Chairman and CEO. “We have responded aggressively in our markets to drive sales volume in October and the early results have been positive. Though we do not anticipate experiencing the level of increases in the near-term that we saw after Hurricanes Katrina and Rita, we believe the positive impact on sales could last longer.”

About Conn’s, Inc.

The Company is a specialty retailer currently operating 73 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and one in Oklahoma City. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of its retail sales. Customer receivables are financed substantially through an asset based loan facility and an asset-backed securitization facility, from which the Company derives interest income and servicing fees. Under the securitization facility, the Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company. In August 2008, the Company entered into an asset based loan agreement to provide financing for a portion of its receivables. Receivables financed by this facility and amounts borrowed under the facility will be carried on the Company’s balance sheet.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218